CDEX Inc.
                                        The Technology Development Company


For Immediate Release
                                                                  Media Contact:
                                                                      Brad Wills
                                                                        For CDEX
                                                             bwills@wills-pr.com
                                                                ph: 301-346-7398

         CDEX, Inc. Appoints James O. Griffin as Chief Executive Officer

      New CEO to lead company's growth strategy in the healthcare, homeland security, law enforcement, and brand protection markets

Rockville, MD -- January 3, 2006- CDEX Inc. (OTCBB: CEXI), the developer of innovative systems for substance detection and verification, announced that James O. Griffin has been named Chief Executive Officer, effective January 1, 2006. Mr. Griffin, who joined CDEX in 2005 as Chief Operating Officer, succeeds Malcolm H. Philips, who will continue as Chairman of the CDEX Board. CDEX (www.cdex-inc.com) is the developer of the ValiMed(TM) Medication Validation System, distributed by the Baxa Corporation and used by hospital pharmacies to improve patient safety and reduce medication error rates by validating compounded doses of high risk medications. Mr. Griffin, who has an extensive background in developing technology companies in the security industry, will lead the CDEX expansion of its product suite, the company's entrance into new markets, and the establishment of funding initiatives.

"I look forward to leading the CDEX team as the company strengthens its position in existing markets, expands its product offerings, and leverages its core technologies for new applications in markets such as homeland security, law enforcement, and brand protection," said James O. Griffin, CEO of CDEX, Inc. "CDEX is fortunate to have a winning combination of strong technologies, highly talented, creative, and devoted personnel, and a loyal investment community. Our vision at CDEX is to save and protect lives, property, and assets through the innovative application of technology for the betterment of society. Bringing this vision to life by building upon the foundation that has been laid by the original founders and investors, and all of the staff at CDEX is a tremendous opportunity and privilege for me."

Prior to joining CDEX, Mr. Griffin served in senior executive positions in both public and private enterprises, including Cernium, Inc., a leading developer of intelligent video analytics systems, and the IPIX Corporation, where he launched IPIX Security, the company's video surveillance division. Altogether, Mr. Griffin has more than 25 years of experience in the high technology security and defense electronic systems industries.

CDEX proprietary technologies enable real-time verification of substances s through a process that utilizes a discrete energy source to produce unique return photon signatures to authenticate or validate the substance in question,


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                                        CDEX Inc.
                                        The Technology Development Company


such as pharmaceuticals, illegal drugs, explosives, distilled spirits, etc. CDEX technologies have applications in a number of fields, including healthcare, where it is being employed to reduce medication error rates, and to reduce the theft of pharmaceutical narcotics. CDEX recently demonstrated its ValiMed(TM) System's anti-counterfeiting capabilities at the annual mid-year meeting of the American Society of Health-Systems Pharmacists (Las Vegas, December 4-8, 2005), validating authentic Tamiflu and influenza vaccines and distinguishing these from counterfeit products in seconds using the ValiMed field-portable instrument.

In November 2005, Baxa Corporation, a leading medical device company with relationships with thousands of healthcare institutions, signed a strategic distribution agreement and made a significant investment in CDEX to secure the exclusive distribution rights for the CDEX ValiMed System for healthcare organizations in the United States and Canada. ValiMed is currently the chosen solution of a number of leading healthcare organizations, including the University of Maryland Health Center, the University of Michigan Health System, Texas Children's Hospital, and the Maricopa Medical Center.

Under Mr. Griffin's leadership, CDEX will begin implementation of its growth strategy that includes enlarging the company's intellectual property portfolio, expanding research and development capabilities, accelerating the development and launch of new products, expansion of sales channels, entering selected international markets, setting up strategic business alliances for product development, manufacturing, and service and raising capital for the acquisition of new technologies.

"Jim Griffin's vision and growth strategy for CDEX is fully supported by the CDEX Board of Directors," said Malcolm Philips, Chairman of the CDEX Board. "We have been pleased to have Jim at CDEX as our COO, and look forward to his leadership as CEO."

About CDEX, Inc.
----------------

CDEX Inc. is a technology development company with a current focus on developing and marketing products using chemical detection and validation technologies. At present, CDEX is devoting its resources to two distinct areas: (i) identification of substances of concern (e.g., explosives and illegal drugs for homeland security); and (ii) validation of substances for anti-counterfeiting, brand protection and quality assurance (e.g., validation of prescription medication and detection of counterfeit or sub-par products for brand protection). ValiMed is one line of CDEX products for the healthcare market. CDEX is headquartered in Rockville, Maryland with its research and development laboratory in Tucson, Arizona. For more information, visit www.cdex-inc.com and www.valimed.com.

Any statements made in this press release, which contain information that is not historical, are essentially forward-looking. Many forward-looking statements can be identified by the use of words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks are detailed from time-to-time in filings with the Securities and Exchange Commission. There is no obligation to publicly update any forward-looking statements.

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